Exhibit 99.1
Opiant Pharmaceuticals Announces Additional $3.5 million Funding Under BARDA Contract for OPNT003 Nasal Nalmefene Development Program

SANTA MONICA, Calif., December 14, 2020 -- Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT) today announced an additional commitment of up to $3.5 million from the Biomedical Advanced Research and Development Authority (“BARDA”), part of the Office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services, to advance the clinical development of OPNT003, nasal nalmefene, for opioid overdose. The contract modification increases the total potential value of the BARDA contract to $8.1 million.

“We thank BARDA for their ongoing support of OPNT003, nasal nalmefene,” said Roger Crystal, M.D., President and Chief Executive Officer of Opiant. “We believe OPNT003, nasal nalmefene, has the potential to be a best-in-class rescue agent for preventing opioid overdose deaths, particularly from synthetic opioids like fentanyl. We remain on track to file a New Drug Application with the U.S. Food and Drug Administration by the end of 2021.”

An earlier award from BARDA for up to $4.6 million, combined with a $7.4 million grant Opiant received from the National Institute on Drug Abuse (“NIDA”), also supports the clinical development and U.S. regulatory submission of OPNT003. The additional BARDA support will fund both a planned pharmacodynamic study in healthy volunteers and development work associated with the use of Aptar Pharma’s Unit Dose System.

Opioid overdose is a significant public health crisis that has been exacerbated by the increased availability and abuse of synthetic opioids, such as fentanyl. Fentanyl is 50-fold more potent than heroin, far easier and less expensive to produce, and has a significantly longer half-life. Fentanyl and related synthetic opioids were linked to more than 75% of the nearly 51,000 opioid overdose deaths in 2019 in the U.S. The contract with BARDA allows for development of OPNT003 as a medical countermeasure in a chemical attack using synthetic opioids.

This project has been supported in part with federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under Contract No. HHSO100201800029C.

About OPNT003
OPNT003, nasal nalmefene, is in development as a potent, rapid-onset, long-acting opioid antagonist for the treatment of opioid overdose. OPNT003 is designed as a rescue medication that could be especially useful in treating overdose by high-potency synthetic opioids, such as fentanyl. OPNT003 is also being considered as an antidote in a civilian mass casualty event. The development of OPNT003 is supported by grants from the NIH and BARDA. Opiant intends to pursue a 505(b)(2) regulatory pathway for OPNT003.

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc., the company that developed NARCAN® Nasal Spray, is building a leading franchise of new medicines to combat addictions and drug overdose.
For more information visit: www.opiant.com.

Forward-Looking Statements

Exhibit 99.1
This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, our ability to maintain cash balances and successfully commercialize or partner our product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. Additional factors that could materially affect actual results can be found in our Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 4, 2020, including under the caption titled "Risk Factors."  These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

For Media and Investor Inquiries:
Ben Atkins, Opiant
(310) 598-5410
batkins@opiant.com